EXHIBIT 99.1

            PROVIDIAN FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER
                       AND FULL YEAR 2001 EARNINGS RESULTS

                   CAPITAL PLAN ACCEPTED BY BANKING REGULATORS

SAN FRANCISCO, CA, FEBRUARY 7, 2002 - Providian Financial Corporation (NYSE:
PVN) today announced a net loss per share from continuing operations for the fourth quarter of $1.39, or a net loss of $395.3 million, inclusive of additions to reserves and charges outlined below. This result compares to reported net income from continuing operations of $225.1 million, or $0.76 per share, for the fourth quarter of 2000. For the full year, the Company reported earnings from continuing operations totaling $141.4 million, or $0.49 per share, compared to $684.0 million, or $2.34 per share in 2000. All earnings per share figures are reported on a diluted basis.

The Company also announced the acceptance of its bank subsidiaries' Capital Plan by banking regulators. The Capital Plan provides a comprehensive plan and strategy for establishing and maintaining a strong capital position at the Company's subsidiary banks. The Company is committed to meeting the goals of this plan, including a commitment to maintaining strong levels of liquidity and reserves. The plan reflects strategic asset sales as previously announced, an origination strategy designed to achieve an attractive mix of new business originated from both the middle and prime segments, and increased liquidity along with a reduction in the level of deposit funding. Consistent with these measures, on February 5, 2002, the Company closed the sale of the Providian Master Trust to JPMorgan Chase. The sale of the Trust resulted in an after tax gain of over $300 million and cash proceeds of over $2.7 billion. As previously announced, the Company also strengthened its liquidity position with the completion of more than $2.8 billion of securitization transactions in December.

"Reaching agreement with our regulators on our Capital Plan is an important step in moving the Company forward," said Joseph Saunders, Providian's president and chief executive officer. "The reserves we established and charges we took this quarter position us with a strong balance sheet and with capital and reserves that provide substantial coverage for our managed loans. These actions represent a disciplined approach and are an essential part of positioning the company to move forward on a solid financial footing."

The Company's fourth quarter financial results reflect actions taken by its bank subsidiaries in light of portfolio delinquency and loss trends and economic conditions, along with actions taken pursuant to the Company's previously announced five-point strategic plan to improve its financial position and rebuild shareholder value. These actions are consistent with the Capital Plan approved by the regulators, including the provisions in the plan relating to the establishment of loan loss reserves. The financial actions taken during the quarter include:

- A net addition of $252 million to the allowance for loan losses bringing aggregate reserves to over $1.9 billion, reflecting an appropriate estimation of the losses inherent in the Company's loan portfolio taking into account the sequential increase in the reported net credit loss rate from 10.47% to 12.23% in the fourth quarter and assuming continued deterioration of the economy.

- A $134 million net charge related to securitization transactions completed during the fourth quarter in which the Company retained subordinated interests. Had the Company not securitized in the quarter, it would not have released reserves relating to these assets and a similar amount would have been established in the allowance for loan losses.

- A $303 million charge to increase the reserve for the estimated uncollectible portion of finance charges and fees posted on customer's accounts in the total managed portfolio to an aggregate amount of $505 million. This reflects adding reserves for fees and finance charges associated with loans that are less than 90 days delinquent. The Company has also established a policy of not accruing for the estimated uncollectible portion of fees and finance charges on managed loans. The Company believes that these policies represent a conservative position in relation to the credit card industry as a whole.

- A $164 million charge related to a change in economic and performance expectations which affect the valuation of its residual securitization interests.

- A $133 million charge primarily related to the estimated losses from the devaluation of the Argentine peso and the reclassification of the Company's Argentine operations as discontinued in light of our desire to sell it.

- A $35 million charge primarily related to the closing of an operations facility in Henderson, Nevada and a writedown of goodwill and intangibles associated with the Company's 1999 purchase of GetSmart.

Also, in the fourth quarter, the company contributed cash of $260 million to increase the regulatory capital of its subsidiary banks. In order to enhance operational efficiencies, the Company expects to combine its two banking subsidiaries and their servicing company affiliate, pending the normal regulatory approval process. The merger of Providian Bank into Providian National Bank, if approved by regulators, would not affect FDIC-insured deposits at either institution.

CAPITAL AND LIQUIDITY

After giving effect to these financial actions, the Company's subsidiary banks continue to maintain high levels of capital. As of December 31, 2001, the Company's principal banking subsidiary, Providian National Bank, was adequately capitalized and on a pro forma basis giving effect to the sale of the Providian Master Trust would have been well capitalized under applicable banking regulations.

Under the Capital Plan, the Company's banking subsidiaries have committed to maintain well-capitalized status as shown in their Call Reports beginning in 2002. In addition, they have committed to achieve by March 31, 2002, a total risk-based capital ratio of at least 8% after applying increased risk weightings consistent with the Expanded Guidance for Subprime Lending Programs ("Subprime Guidance") issued by the regulators in 2001, and to achieve by June 30, 2003 a total risk-based capital ratio of at least 10% after application of Subprime Guidance risk weightings. As applied by the Banks at year end 2001, the Subprime Guidance risk-weighting methodology resulted in a risk weighting of approximately 174% against Middle and Standard assets for purposes of calculating total risk weighted assets. Prime assets continue to be weighted at 100%.

The Company believes that the capital goals established under the Capital Plan are readily achievable. With the sale of the Providian Master Trust and the completion of other initiatives currently under way, the Company expects the Banks on a combined basis to achieve a total risk-based capital ratio of at least 10% after applying the Subprime Guidance risk weightings reflected in the Capital Plan. Projected asset growth along with projected growth in certain asset classes associated with the Company's securitizations may result in the Banks' total risk-based capital ratio falling below this level in some future quarters. However, the Company currently projects that it will generate sufficient internal capital to meet its June 30, 2003 capital goal, and that the Banks will continue to be well capitalized on a Call Report basis. The Plan also includes a number of contingency actions (including additional asset sales and equity initiatives) that could be pursued if necessary to meet the Bank's capital goals established under the plan.

The Company ended the year with total capital of $2.0 billion and reserves for loan losses and uncollectible finance charges and fees of $2.4 billion, which combined represent 34% of on-balance sheet receivables and 13% of managed receivables. The Company's liquidity stood at $3.2 billion at the end of the year. On a pro forma basis as of year end 2001, the sale of the Providian Master Trust would have increased the Company's capital by over $300 million, cash and investments would have increased by over $2.7 billion and total reserves and capital would have represented approximately 36% of on-balance sheet receivables and 14% of managed receivables.

STRATEGIC REVIEW

The Company's business plan calls for a strategic focus on the middle and prime market segments and projects a profit for full year 2002, excluding any gains or losses related to asset dispositions.

"We are working on longer term marketing strategies and expense reduction initiatives that will allow us to capitalize on our core competitive advantages and return to growth and profitability," added Saunders. "I am very pleased with the progress we have made to restructure the Company in what has been a relatively short time period. We have reached significant milestones on a number of key initiatives and the enhanced management team is eager to move forward."

Since the Company announced its five-point strategic plan on October 18, 2001, it has taken the following actions:

-  Completed over $2.8 billion of securitization transactions

-  Completed the sale of the Providian Master Trust to JP Morgan Chase

- Announced the intent to sell its credit card business in the United Kingdom, which is progressing on schedule, as well as the planned disposition of its operations in Argentina (both of which have been designated as discontinued businesses)

- Announced the exploration of a sale of approximately $3 billion of higher-risk credit card receivables, alternative strategies for which are still under exploration

-  Reached an agreement with its regulators for managing capital and growth

- Discontinued all marketing to the standard market segment, tightened credit line increases across all segments and selectively re-priced loans that have exhibited increased risk levels

- Closed the Henderson, Nevada operations facility, resulting in annual operating expense savings of approximately $18 million

- Announced additional workforce reductions of approximately 800 positions, resulting in annualized cost savings of approximately $42 million

-  Hired Joseph Saunders as the Company's President and Chief Executive
   Officer

- Strengthened its executive management team by hiring Warren Wilcox as Vice Chairman, Planning and Marketing and Susan Gleason as Vice Chairman, Operations and Systems, and promoting Jim Jones to Vice Chairman, Credit and Collections

The Company's marketing initiatives during the quarter reflected the implementation of its five-point strategic plan, including slower growth, exiting the standard market and refocusing marketing efforts on the most profitable segments of the market. For the quarter, the Company added 500,000 net new accounts, bringing total customer accounts to 18.4 million at year-end. For the full year, the Company added 2.3 million net new accounts, a 14% increase over 2000. Approximately 3.6 million total accounts will be sold in the first quarter of 2002 as a result of the sale of the Providian Master Trust and the pending sale or liquidation of the Company's international assets.

FINANCIAL RESULTS

Total managed credit card loans grew by $950 million in the fourth quarter and ended the year at $32.7 billion, a 21% gain over year-end 2000. A large portion of the loan growth during the quarter was in the Company's middle market segment and is reflective of the Company's decision to focus a greater portion of its marketing dollars in this area while discontinuing marketing to the standard (higher risk) market.

During the quarter, the Company increased its reserve coverage to include the estimated uncollectible portion of accrued finance charges and fees for all credit card receivables, including those that are current. The Company previously established a similar reserve for receivables that were delinquent more than 90 days. This expansion of reserve coverage decreased finance charges and non-interest income in the fourth quarter by $121.7 million and $181.4 million, respectively. Commencing January 2002, the Company ceased accruing the estimated uncollectible portion of finance charges and fees for all managed loans.

For the full year 2001, total managed revenue rose 9% to $6.3 billion. Total managed revenue was $1.22 billion in the fourth quarter, a 26% decrease from the fourth quarter of 2000, reflecting the charges taken during the quarter and the discontinuance of marketing to the standard (higher risk) market. The managed net interest margin was 12.31% for the fourth quarter of 2001 and 12.78% for the full year, and would have been higher if not for the addition to the reserve for uncollectible accrued finance charges. The Company expects some near-term margin benefit from the sale of the Providian Master Trust, although a rising interest rate environment could mitigate this effect.

The managed net credit loss rate was 12.70% in the fourth quarter and 10.78% for the full year. The Company expects that in addition to the anticipated increase in the managed net charge off rate due to the change in portfolio composition and seasoning, the sale of the lower loss rate receivables in the Providian Master Trust will result in a significant increase in the managed net credit loss rate going forward. The 30+ day managed delinquency rate was 8.81% at year-end 2001. These portfolio delinquency and loss trends and trends in the general economy were reflected in the Company's addition to the loan loss reserve of $252 million during the fourth quarter, bringing the total loan loss reserve to $1.93 billion at year-end. This represented 16.76% of reported loans, which compares to 12.24% at the end of the third quarter of 2001 and 10.59% at year-end 2000. The Company believes that the expected increase in credit losses is appropriately considered in its reserves and that credit quality deterioration will be mitigated, in part, by actions the Company is taking to manage its portfolio.

The Company's non-interest expense was $2.3 billion for the full-year 2001, compared to $2.4 billion in 2000. For the fourth quarter 2001, the non-interest expense was $597 million and included the aforementioned one-time charges totaling $35 million. The Company is continuing to identify various avenues for cost savings and plans to significantly lower its overall cost structure over the course of 2002.

"I am pleased with the progress that Providian has made this past quarter in addressing the challenges it faces and am optimistic regarding the achievability of the goals and projections which are set forth in our capital plan," added Saunders. "I recognize there is still much hard work ahead and risks in execution that we should not underestimate. However, the reserves we have established, the capital goals we have set, and the strategies we have developed for booking an attractive mix of new business consistent with the Company's core strengths and expertise, all combine to create a strong new foundation for Providian. The new Providian will be a different Company than the old, one with stronger capital and reserves, with slower and more cautious growth, and with what I hope will be a steady and more predictable level of profitability. We will be back to the market in due course with a more detailed discussion of our strategy."

San Francisco-based Providian Financial is a leading provider of lending and deposit products to customers throughout the United States. The Company has more than $32 billion in managed receivables and more than 18 million customers.

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the "safe harbor" created by those sections. Forward-looking statements include expressions of "belief," "anticipation," or "expectations" of management, statements as to industry trends or future results of operations of the Company, and other statements that are not historical fact. Forward-looking statements are based on certain assumptions by management and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: competitive pressures; factors that affect delinquency rates, credit loss rates, liquidity and charge-off rates; general economic conditions; consumer loan portfolio growth; changes in the cost and/or availability of funding due to changes in the deposit, credit or securitization markets, changes in the way in which the Company is perceived in such markets, and/or conditions relating to existing or future financing commitments; the effects of government policy and regulation, whether of general applicability or specific to the company, including restrictions and/or limitations on the company's minimum capital requirements, deposit taking abilities, reserve methodologies, dividend policies and payments, growth, and/or underwriting criteria; year-end audit adjustments; changes in accounting rules, policies, practices and/or procedures; product development; legal and regulatory proceedings, including the impact of ongoing litigation; interest rates; acquisitions; one-time charges; extraordinary items; the ability to attract and retain key personnel; the impact of existing, modified or new strategic initiatives; and international factors. These and other risks and uncertainties are described in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 under the heading "Cautionary Statements." Readers are cautioned not to place undue reliance on any forward-looking statement, which speaks only as of the date thereof. The Company undertakes no obligation to update any forward-looking statements.

The financial information included in this press release is unaudited. Audited financials information, together with management's discussion and analysis of financial condition and results of operations, will be set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

For more information - Investors please call Jack Carsky at 415-278-4977 or Bill Horning at 415-278-4602.

Media, please contact Alan Elias at 415-278-4189 or Laurel Munson at
415-278-4770.

Note: Investor information is available on Providian Financial's web site at www.providian.com.


                                PROVIDIAN FINANCIAL CORPORATION (PVN)
                                   FINANCIAL & STATISTICAL SUMMARY
                            EXCLUDING DISCONTINUED OPERATIONS (UNAUDITED)

                                                    ---------------------------------------------------
                                                       2001      2001      2001        2001        2000
(in millions, except per share and                      Q4        Q3        Q2          Q1          Q4
employee data)
-------------------------------------------------------------------------------------------------------
Earnings (Managed Basis):
        Net Interest Income                           $990.9    $996.5    $949.1     $881.5      $829.2
        Non-Interest Income                            224.4     687.1     783.4      782.1       820.8
                                                    ---------------------------------------------------
                         Total Revenue               1,215.3   1,683.6    1,732.5   1,663.6     1,650.0
        Provision for Loan Losses                    1,272.0     977.5      749.4     714.8       658.0
        Non-Interest Expense                           596.6     610.1      581.4     559.5       617.0
                                                    ---------------------------------------------------
            Income From Operations Before Taxes       (653.3)     96.0      401.7     389.3       375.0
        Tax Expense                                   (258.0)     37.9      158.6     153.7       150.0
                                                    ---------------------------------------------------
                        Income From Operations      $ (395.3) $   58.1   $  243.1  $  235.6    $  225.0
        Discontinued Operations                        (85.9)    (14.8)   (10.7)       (6.9)      (11.0)
        Extraordinary Item-Extinguishment of Debt          -      13.9          -         -           -
        Cumulative Effect of                               -         -          -       1.8           -
        Accounting Change
                                                    ---------------------------------------------------
                               Net Income          $ (481.2)  $   57.2   $  232.4  $  230.5    $  214.0
-------------------------------------------------------------------------------------------------------
Managed Financial Data:
  Quarter End:
       Credit Cards                                $ 32,644   $ 31,693   $ 30,040  $ 28,106    $ 26,900
       Home Loans                                        10         11         11        12          14
                                                    ---------------------------------------------------
                        Total Loans                $ 32,654   $ 31,704   $ 30,051  $ 28,118    $ 26,914

       Securitized Loans                           $ 19,684   $ 17,940   $ 15,992  $ 13,905    $ 13,353
       Total Assets                                $ 37,659   $ 38,201   $ 36,061  $ 33,219    $ 30,863
       Total Capital (Includes Capital Securities) $  2,012   $  2,496   $  2,548  $  2,318    $  2,143
           Total Equity                            $  1,908   $  2,390   $  2,437  $  2,207    $  2,032
  Quarter Average:
           Credit Cards                            $ 32,103   $ 30,811   $ 28,903  $ 27,415    $ 25,002
           Home Loans                                    13         11         12        14          22
                                                    ---------------------------------------------------
                          Total Loans              $ 32,116   $ 30,822   $ 28,915  $ 27,429    $ 25,024
           Securitized Loans                       $ 18,001   $ 16,457   $ 14,648  $ 13,425    $ 11,662
           Earning Assets                          $ 36,324   $ 35,841   $ 32,338  $ 30,383    $ 28,689
           Total Assets                            $ 37,627   $ 36,837   $ 34,245  $ 31,507    $ 29,556
           Total Equity                            $  2,251   $  2,437   $  2,319  $ 2,118     $  1,923
-------------------------------------------------------------------------------------------------------
Key Statistics:
  Managed:
           Net Interest Margin (Earning Assets)      10.91%     11.12%     11.74%    11.60%      11.56%
           Net Interest Margin (Loans)               12.31%     12.94%     13.14%    12.78%      13.12%
           Risk-Adjusted Margin (Loans) (A)           2.40%     11.43%     13.60%    14.82%      17.75%
           Return on Assets                          -5.12%      0.62%      2.71%     2.93%       2.90%
           Return on Equity                          -85.52%     9.40%     40.08%    43.52%      44.52%
           Net Credit Losses                       $ 1,020.0  $  803.8   $  750.6  $  642.4    $  531.0
           Net Credit Loss Rate                       12.70%    10.43%     10.38%     9.37%       8.49%
           Delinquency Rate (30+Days)                  8.81%     8.71%      8.07%     7.65%       7.54%
           Equity to Managed Assets                    5.07%     6.26%      6.76%     6.64%       6.58%
  On Balance Sheet:
           Allowance as a Percent of                  16.76%    12.24%     10.72%    10.61%      10.59%
           Loans
           Net Credit Loss Rate                       12.23%    10.47%     10.39%     9.69%       9.45%
           Delinquency Rate (30+ Days)                 7.58%     9.11%      8.93%     8.92%       9.02%
-------------------------------------------------------------------------------------------------------
Common Share Statistics:
  EPS Basic
           EPS - Continuing Operations             $  (1.39)   $  0.20   $   0.85   $  0.83     $  0.79
           EPS - Discontinued Operations              (0.31)     (0.05)     (0.03)    (0.03)      (0.04)
           EPS - Extraordinary Item                       -       0.05          -         -           -
           EPS - Cumulative Effect                        -          -          -      0.01           -
           of Accounting Change
                                                      -------------------------------------------------
           EPS - Basic                             $  (1.70)   $  0.20   $   0.82   $   0.81    $  0.75



                                PROVIDIAN FINANCIAL CORPORATION (PVN)
                                   FINANCIAL & STATISTICAL SUMMARY
                                  EXCLUDING DISCONTINUED OPERATIONS

                                                    ---------------------------------------------------
                                                        2001      2001      2001        2001        2000
(in millions, except per share and                       Q4        Q3        Q2          Q1          Q4
employee data)
-------------------------------------------------------------------------------------------------------
  EPS Diluted (B)
          EPS - Continuing Operations              $   (1.39)   $  0.20    $  0.82   $  0.80     $  0.76
          EPS - Discontinued Operations                (0.31)     (0.05)     (0.03)    (0.03)      (0.03)
          EPS - Extraordinary Item                       -       0.05          -         -           -
          EPS - Cumulative Effect                        -          -          -      0.01           -
          of Accounting Change
                                                    ---------------------------------------------------
          EPS - Assuming Dilution                  $   (1.70)  $   0.20   $   0.79  $   0.78    $   0.73
          Book Value Per Share (Period End)        $    6.70   $   8.41   $   8.53  $   7.74    $   7.11
          Total Market Capitalization (Period End) $   1,011   $  5,727   $ 16,905  $ 13,990    $ 16,440
          Shares Outstanding (Period End)              284.8      284.2      285.6     285.2       285.9
          Weighted Average Shares O/S - Basic          283.4      283.9      284.6     284.8       284.7
          Weighted Average Shares O/S - Diluted        283.4      295.0      297.6     298.0       297.7

          Accounts                                      18.4       17.9       17.2      16.7        16.1

          Employees (FTE)                             11,897     12,209     11,750    11,774      11,874

(A) Risk-adjusted margin is total loan revenue less credit losses as a percentage of average managed loans.
(B) EPS - Diluted reflects an add-back of interest expenses on 3.25% Convertible Notes net of tax to net income of $2 million in all quarters except QTR-4 2001.



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



                      PROVIDIAN FINANCIAL CORPORATION (PVN)
                         FINANCIAL & STATISTICAL SUMMARY
                        EXCLUDING DISCONTINUED OPERATIONS
                                                 -----------------------
(in millions, except per share and employee data)   2001        2000
                                                  Year End    Year End
------------------------------------------------------------------------
                                               (unaudited)
Earnings (Managed Basis):
      Net Interest Income                        $3,818.0    $2,931.2
      Non-Interest Income                         2,477.0     2,827.5
                                                 -----------------------
                              Total Revenue       6,295.0     5,758.7
      Provision for Loan Losses                   3,713.8     2,212.7
      Non-Interest Expense                        2,347.5     2,406.0
                                                 -----------------------
           Income From Operations Before Taxes      233.7     1,140.0
      Tax Expense                                    92.3       456.0
                                                 -----------------------
                      Income From Operations     $  141.4    $  684.0
      Discontinued Operations                     (118.2)      (32.2)
      Extraordinary Item-Extinguishment of Debt      13.9           -
      Cumulative Effect of Accounting Change          1.8           -
                                                 -----------------------
                                 Net Income      $   38.9    $  651.8
------------------------------------------------------------------------
Managed Financial Data:
   Quarter End:
      Credit Cards                               $ 32,644    $ 26,900
      Home Loans                                       10          14
                                                 -----------------------
                                Total Loans      $ 32,654    $ 26,914

      Securitized Loans                          $ 19,684    $ 13,353
      Total Assets                               $ 37,659    $ 30,863
      Total Capital (Includes Capital            $  2,012    $  2,143
Securities)
      Total Equity                               $  1,908    $  2,032
Quarter Average:
      Credit Cards                               $ 29,822    $ 22,020
      Home Loans                                       12       1,059
                                                 -----------------------
                                Total Loans      $ 29,834    $ 23,079

      Securitized Loans                          $ 15,646    $ 10,250
      Earning Assets                             $ 33,742    $ 26,579
      Total Assets                               $ 35,261    $ 27,590
      Total Equity                               $  2,286    $  1,662

                      PROVIDIAN FINANCIAL CORPORATION (PVN)
                         FINANCIAL & STATISTICAL SUMMARY
                        EXCLUDING DISCONTINUED OPERATIONS
                                                 -----------------------
(in millions, except per share and employee data)   2001        2000
                                                  Year End    Year End
------------------------------------------------------------------------
                                                 (unaudited)
Key Statistics:
   Managed:
      Net Interest Margin (Earning Assets)         11.31%      11.03%
      Net Interest Margin (Loans)                  12.78%      12.60%
      Risk-Adjusted Margin (Loans) (A)             10.38%      17.13%
      Return on Assets                              0.11%       2.36%
      Return on Equity                              1.72%      39.21%
      Net Credit Losses                          $3,216.8    $1,781.4
      Net Credit Loss Rate                         10.78%       7.72%
      Delinquency Rate (30+ Days)                   8.81%       7.54%
      Equity to Managed Assets                      5.07%       6.58%
   On Balance Sheet:
      Allowance as a Percent of Loans              16.76%      10.59%
      Net Credit Loss Rate                         10.70%       8.35%
      Delinquency Rate (30+ Days)                   7.58%       9.02%
------------------------------------------------------------------------
Common Share Statistics:
   EPS Basic
      EPS - Continuing Operations                $   0.50    $   2.41
      EPS - Discontinued Operations                 (0.42)      (0.12)
      EPS - Extraordinary Item                       0.05        0.00
      EPS - Cumulative Effect of Accounting          0.01        0.00
Change
                                                 -----------------------
      EPS - Basic                                $   0.14    $   2.29
   EPS Diluted (B)
      EPS - Continuing Operations                $   0.49    $   2.34
      EPS - Discontinued Operations                 (0.42)      (0.11)
      EPS - Extraordinary Item                       0.05        0.00
      EPS - Cumulative Effect of Accounting          0.01        0.00
Change
                                                 -----------------------
      EPS - Assuming Dilution                    $   0.13    $   2.23

      Book Value Per Share (Period End)          $   6.70    $   7.11
      Total Market Capitalization (Period End)   $  1,011    $ 16,440
      Shares Outstanding (Period End)               284.8       285.9
      Weighted Average Shares O/S - Basic           284.3       284.2

                      PROVIDIAN FINANCIAL CORPORATION (PVN)
                         FINANCIAL & STATISTICAL SUMMARY
                        EXCLUDING DISCONTINUED OPERATIONS
                                                 -----------------------
(in millions, except per share and employee data)   2001        2000
                                                  Year End    Year End
------------------------------------------------------------------------
                                                (unaudited)
      Weighted Average Shares O/S - Diluted         289.6       294.0

      Accounts                                       18.4        16.1
      Employees (FTE)                              11,897      11,874

(A) Risk-adjusted margin is total loan revenue less credit losses as a percentage of average managed loans.
(B) EPS - Diluted reflects an add-back of interest expenses on 3.25% Convertible Notes net of tax to net income of $2 million except the year-end 2001.

PROVIDIAN FINANCIAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Financial Condition
(dollars in thousands)


                                                            December 31,
                                                       2001             2000
                                                 -------------------------------
                                                 (unaudited)
Assets
  Cash and cash equivalents                        $    449,586     $    430,554

  Federal funds sold and securities
   purchased under resale agreements                  1,611,000          307,206
  Investment securities:
   Available-for-sale                                 1,324,465        1,885,474
   Held-to-maturity                                           -          686,214
  Loans held for securitization or sale               1,410,603                -

  Loans receivable, less allowance for credit
   losses of $1,932,833 at December 31, 2001
   and $1,436,004 at December 31, 2000                9,626,307       12,124,720
  Premises and equipment, net                           183,829          177,344
  Interest receivable                                   116,053          157,234
  Due from securitizations                            2,926,181          971,939
  Deferred taxes                                      1,030,340          679,782
  Other assets                                          521,159          400,967
  Assets of discontinued operations                     738,643          233,879
                                                 -------------------------------
      Total assets                                 $ 19,938,166     $ 18,055,313
                                                 ===============================

Liabilities
  Deposits                                         $ 15,318,165     $ 13,111,034
  Short-term borrowings                                 117,176           15,243
  Long-term borrowings                                  959,281        1,024,163
  Deferred fee revenue                                  468,310          660,466
  Accrued expenses and other liabilities                885,780        1,080,910
  Liabilities of discontinued operations                177,611           20,257
      Total liabilities                              17,926,323       15,912,073
  Capital Securities                                    104,332          111,057
  Shareholders' equity                                1,907,511        2,032,183
                                                 -------------------------------
      Total liabilities and shareholders' equity   $ 19,938,166     $ 18,055,313
                                                 ===============================



PROVIDIAN FINANCIAL CORPORATION AND SUBSIDIARIES Condensed Consolidated
Statements of Income (dollars in thousands, except per share data)

                                                                Three months ended         Twelve months ended
                                                                   December 31,                December 31,

                                                               2001           2000           2001          2000
                                                       ----------------------------------------------------------
                                                          (unaudited)                    (unaudited)

Interest Income:
  Loans                                                  $   493,941    $   658,468    $  2,393,389  $  2,455,695
  Federal funds sold and securities
   purchased under resale agreements                           6,408         17,769          41,928        85,899
  Other                                                       39,325         45,001         152,398       144,611
                                                      ------------------------------------------------------------
Total interest income                                        539,674        721,238       2,587,715     2,686,205

Interest Expense:
  Deposits                                                   217,876        214,358         872,977       812,982
  Borrowings                                                  12,572         14,512          61,332        61,797
                                                      -----------------------------------------------------------
Total interest expense                                       230,448        228,870         934,309       874,779
                                                      -----------------------------------------------------------
   Net interest income                                       309,226        492,368       1,653,406     1,811,426

Provision for credit losses                                  683,508        442,811       2,014,342     1,502,083
                                                      -----------------------------------------------------------

   Net interest income after provision                      (374,282)        49,557        (360,936)      309,343
    for credit losses

Non-interest Income:
  Servicing and securitizations                              (12,162)       305,206         853,444       855,305
  Credit product fee income                                  284,190        593,853       1,892,137     2,187,752
  Other                                                       45,512         43,321         196,612       193,612
                                                       ----------------------------------------------------------
                                                             317,540        942,380       2,942,193     3,236,669
Non-Interest Expense:
  Salaries and employee benefits                             142,250        170,387         667,902       682,435
  Solicitation and advertising                               167,750        170,447         615,427       525,542
  Occupancy, furniture, and equipment                         65,548         45,450         222,169       158,825
  Data processing and communication                           46,918         48,152         202,501       177,498
  Other                                                      174,104        182,453         639,511       861,720
                                                       ----------------------------------------------------------
                                                             596,570        616,889       2,347,510     2,406,020
                                                       ----------------------------------------------------------

   Income from continuing operations                       (653,312)        375,048         233,747     1,139,992
  before income taxes
Income tax expense (credit)                                (258,059)        149,994          92,330       455,968
                                                       ----------------------------------------------------------
   Income from continuing operations after tax             (395,253)        225,054         141,417       684,024

Loss from discontinued operations - net of tax              (85,918)       (11,048)        (118,271)      (32,262)
Extraordinary item extinguishment of debt - net of tax            -                          13,905
Cumulative effect of change in  accounting
   principle -  net of tax                                        -                           1,846
                                                      -----------------------------------------------------------
  Net Income                                               (481,171)       214,006            38,897      651,762
                                                      ===========================================================
EARNINGS PER SHARE  - BASIC
Income from continuing operations                       $   (1.39)       $    0.79         $    0.50   $     2.41
Loss from discontinued operations - net of tax              (0.31)           (0.04)            (0.42)       (0.12)
Extraordinary item - net of tax                                 -                -              0.05            -
Cumulative effect of change in
  accounting principle - net of tax                             -                -              0.01            -
                                                      -----------------------------------------------------------
Net Income                                              $   (1.70)       $    0.75         $    0.14    $    2.29
                                                     ============================================================
EARNINGS PER SHARE  - DILUTED
Income from continuing operations                       $   (1.39)       $    0.76         $    0.49    $    2.34
Loss from discontinued operations - net of tax              (0.31)           (0.03)            (0.42)       (0.11)

                                      -13-


                                                         Three months ended      Twelve months ended
                                                             December 31,            December 31,

                                                             2001            2000               2001         2000
                                                      -----------------------------------------------------------
                                                         (unaudited)                        (unaudited)
Extraordinary item -  net of tax                               -                -              0.05             -
Cumulative effect of change in
  accounting
  principle -  net of tax                                      -                -              0.01             -
                                                     ------------------------------------------------------------
Net Income                                             $   (1.70)       $    0.73         $    0.13     $    2.23
                                                     ============================================================

Cash dividends paid per common share                   $       -        $  0.0300         $  0.0900     $  0.1050
                                                     ============================================================

Weighted average common shares
 outstanding - basic                                      283,401         284,747           284,299       284,174
                                                     ============================================================
Weighted average common shares
 outstanding - assuming dilution                          283,401         297,743           289,622       294,042
                                                     ============================================================



                      PROVIDIAN FINANCIAL CORPORATION (PVN)
                               DELINQUENCY SUMMARY
                        EXCLUDING DISCONTINUED OPERATIONS


                                    QUARTERLY

                          ----------------------------------------------------------------------------------------------------------
                               2001                   2001                   2001                   2001               2000
(dollars in thousands)          Q4                     Q3                     Q2                     Q1                 Q4
------------------------------------------------------------------------------------------------------------------------------------
                                % of Total            % of Total            % of Total            % of Total            % of Total
                        Loans        Loans    Loans        Loans   Loans         Loans    Loans        Loans    Loans        Loans
                          ----------------------------------------------------------------------------------------------------------

Reported
  Loans outstanding(A)  $12,939,877  100.00%  $13,731,841  100.00%  $14,044,324  100.00%  $14,206,559  100.00%  $13,560,724  100.00%
  Loans delinquent
     30 - 59 days          $376,145    2.91%     $406,229    2.96%      $426,425   3.04%     $368,503    2.59%     $411,173    3.03%
     60 - 89 days           249,709    1.93%      306,442    2.23%       312,880   2.23%      289,726    2.04%      299,297    2.21%
     90 or more days        354,407    2.74%      538,787    3.92%       514,290   3.66%      609,430    4.29%      512,142    3.78%
------------------------------------------------------------------------------------------------------------------------------------

  Total                    $980,261  7.58%(C)  $1,251,458  9.11%(B)   $1,253,595   8.93%   $1,267,659    8.92%   $1,222,612    9.02%
====================================================================================================================================

Managed
  Loans outstanding(A)  $32,623,551  100.00%  $31,672,022  100.00%   $30,035,836 100.00%  $28,111,704  100.00%  $26,913,382  100.00%
  Loans delinquent
      30 - 59 days         $934,113    2.87%     $854,718    2.70%      $799,126   2.66%     $636,617    2.26%     $678,449    2.52%
      60 - 89 days          666,416    2.04%      634,758    2.00%       581,992   1.94%      483,764    1.72%      482,246    1.79%
      90 or more days     1,272,335    3.90%    1,268,485    4.01%     1,043,373   3.47%    1,030,658    3.67%      867,920    3.23%
------------------------------------------------------------------------------------------------------------------------------------

  Total                  $2,872,864  8.81%(C)  $2,757,961  8.71%(B)   $2,424,491   8.07%   $2,151,039    7.65%   $2,028,615    7.54%
====================================================================================================================================


                                                                MONTHLY

                               December              November               October
                               2001                  2001                   2001
------------------------------------------------------------------------------------------------------------------------------------
Managed
  Loans delinquent as a
     percentage of loans
     outstanding              8.81%                 9.24%                  8.95%


  Net credit losses as a
     percentage of average
     loans outstanding       13.06%                12.87%                 12.17%



(A) 2001 loans outstanding exclude SFAS No. 133 market value adjustments.
(B) Delinquency rates for the 3Q 2001 excluding the $85 million charge to recognize the estimated uncollectible portion of accrued finance charges and the increase of estimated uncollectible fees are 9.54% and 8.90% for reported and managed loans, respectively.
(C) Delinquency rates for the 4Q 2001 excluding the $254 million charge to recognize the estimated uncollectible portion of accrued finance charges and the increase of estimated uncollectible fees are 9.36% and 9.51% for reported and managed loans, respectively.



                                       -15-